United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904

(Address of principal executive offices, including Zip Code)

(302) 734-6799

(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 31, 2013, Chesapeake Utilities Corporation, a Delaware corporation (the “Company”) completed the previously announced purchase of the operating assets of The Eastern Shore Gas Company (“ESG”) and its affiliates, Eastern Shore Propane Company, LLC (“ESP”) and Eastern Gas & Water Investment Company, LLC (“EGWIC”), pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”), dated June 22, 2012, as amended, by and among the Company, ESG, ESP, EGWIC and Energy Equity Partners, L.P. The assets are used to provide propane distribution service in Worcester County, Maryland to approximately 11,000 residential and commercial customers through underground propane gas distribution systems and to more than 500 customers through bulk propane delivery service. The Company’s wholly-owned subsidiary, Sandpiper Energy, Inc., acquired and will operate the ESG and EGWIC assets, while another wholly-owned subsidiary, Sharpgas, Inc., acquired and will operate the ESP assets. The purchase price of approximately $16.5 million is subject to certain post-closing adjustments based on the closing net asset value as specified in the Purchase Agreement.

A number of governmental and regulatory approvals were required as a condition to the consummation of the transaction, including the approval of the transaction by the Maryland Public Service Commission (the “MPSC”). The MPSC approval was received on May 29, 2013. The Company’s application before the MPSC also sought approval of delivery service tariff rates for those customers being served via underground distribution mains. The MPSC approved such tariff rates and with the MPSC order, a previously unregulated business became regulated by the MPSC. Residential and commercial/industrial customers will be charged rates based on the rate schedules approved by the MPSC, regardless of whether they use propane or natural gas. After thirty months from the date of the MPSC’s order, the Company is required to file a formal, in-depth review of its delivery service tariff rates with the MPSC.

The press release announcing the completion of the acquisition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 99.1 – Press Release of Chesapeake Utilities Corporation, dated June 4, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE UTILITIES CORPORATION

BY:	/S/ BETH W. COOPER
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: June 5, 2013